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                                             Cynthia W. Lee (Investors)
                                             (612) 661-8859
                                             Ann Storberg (Investors)
                                             (612) 661-8883
                                             Elizabeth Anders
                                             (612) 661-8853 (Media)




                                        FOR IMMEDIATE RELEASE

               TCF COMPLETES CONVERSION TO NATIONAL BANK CHARTERS

     MINNEAPOLIS, April 7, 1997 -- TCF Financial Corporation (TCF) (NYSE:TCB) announced today that it has completed the conversion of its federal savings bank subsidiaries in Minnesota, Illinois, Wisconsin and Michigan to national banks and chartered a new national bank in Ohio.

     TCF Chairman and Chief Executive Officer William A. Cooper said that he anticipates minimal change in TCF's operations as a result of the conversion. "Over the past ten years, we have transformed TCF into a community bank by emphasizing higher-yielding consumer and commercial loans, and lower interest-cost deposit accounts. We believe the combination of our 'bank-like' operations and conversion to national bank charters will prompt the investment community to recognize us as a top-performing community bank."

     TCF now operates five bank subsidiaries with more than 200 branches: TCF National Bank Minnesota, TCF National Bank Illinois, TCF National Bank Wisconsin, Great Lakes National Bank Michigan, and the newly formed Great Lakes National Bank Ohio. TCF plans to open supermarket branches in Colorado later this year as TCF National Bank Colorado.

     TCF is a $7.1 billion bank holding company based in Minneapolis. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

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